EXHIBIT 99.1

eOn Communications Names Communications Industry Veteran
Frederick Gibbs to Board of Directors

ATLANTA (Dec. 10, 2002) — eOn Communications Corporation™ (NASDAQ: EONC), a leading provider of unified voice, e-mail and Web-based communications systems and software, today announced the appointment of Frederick W. Gibbs to eOn’s Board of Directors. Mr. Gibbs will be assuming the position vacated by Jenny Hsui Theleen, who, after serving for five years, resigned from the Board on November 27, 2002, due to additional personal and business commitments.

Mr. Gibbs, currently a practicing attorney, brings a wealth of communications experience to the Board. In 1988, Mr. Gibbs founded Mulberry Hill Enterprises, a consulting firm that specializes in telecommunications and electronics, business acquisition analysis and international business. Previously, Mr. Gibbs served in various management and consultant roles for International Telephone and Telegraph Corporation (ITT) over a 23-year period, including Executive Vice President of ITT and Senior Group Executive of Telecommunications and Electronics, a division of ITT Corporation. Mr. Gibbs also served on the boards of CMC Industries and ACT Manufacturing.

Commenting on the announcement, Troy Lynch, eOn’s president and chief executive officer, said, “eOn will benefit immensely from the business acumen that Mr. Gibbs will bring to our Board of Directors, and we welcome his extensive experience. We believe that Mr. Gibbs’ background in the communications industry will be very valuable to eOn as we continue to grow our business.”

“By delivering reliable, comprehensive solutions for more than 25 years, eOn has proven its expertise in the communications industry—and I am excited about joining the Board, where I can help guide the company’s strategic business objectives,” said Gibbs. “eOn has all the elements needed to create significant value for the contact center industry.”

About eOn Communications™

eOn Communications Corporation™ (NASDAQ: EONC) is a leading provider of unified voice, e-mail and Web-based communications systems and software for customer contact centers and general business applications. eOn helps enterprises communicate more effectively with customers, convert inquiries into sales, and increase customer satisfaction and loyalty. To find out more information about eOn Communications and its solutions, visit the World Wide Web at www.eoncommunications.com or call 800-955-5321.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in eOn Communications Corporation’s most recent Form 10-K filing with the Securities and Exchange Commission.

eOn Communications Corporation, the marks eOn and eQueue are trademarks of eOn Communications Corporation. All other trademarks mentioned in this document are the property of their respective owners.